075 Diversified Income Trust Fund Attachment
9/30/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the year ended September 30, 2006, Putnam Management has assumed $37,206 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

61 Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72DD1 	Class A	99,460
      	Class B	23,374
      	Class C	11,881

72DD2 	Class M	103,447
      	Class R   45
      	Class Y   1,512

73A1	Class A	0.752
      	Class B	0.676
      	Class C	0.675

73A2	Class M	0.728
	Class R	0.728
      	Class Y	0.776

74U1 	Class A	134,582
      	Class B	27,776
      	Class C	12,261

74U2 	Class M	110,027
      	Class R   71
      	Class Y   1,636

74V1	Class A	9.93
      	Class B	9.85
      	Class C	9.87

74V2	Class M	9.84
      	Class R	9.91
      	Class Y	9.93


85B	Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.